                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
              8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA1 10 7/8% Senior Subordinated Notes due 2012 CUSIP Nos. 749564 AC 4 and U76218 AB9

                               R.H. DONNELLEY INC.

                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 17, 2004
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                   ---------------------------------------- ------------------------------------------
                                                                              Principal Amount     Principal Amount
                                    Principal Amount     Principal Amount         of Senior            of Senior
                                     of Senior Notes      of Senior Notes    Subordinated Notes   Subordinated Notes
Name of Selling Security Holder           Owned               Offered               Owned               Offered
---------------------------------- -------------------- -------------------- -------------------- --------------------
40/86 Series Trust Balanced                --                   --           $   70,000            $  70,000
   Portfolio..................
40/86 Series Trust Fixed Income
   Portolio...................             --                   --               60,000               60,000
40/86 Series Trust High Yield
   Portfolio..................             --                   --               80,000               80,000
40/86 Strategic Income Fund...             --                   --              800,000              800,000
Bankers Life & Casualty - High
   Yield......................             --                   --              455,000              455,000
Conseco Fund Group - Balanced.             --                   --               75,000               75,000
Conseco Fund Group - Fixed
   Income Fund................             --                   --              210,000              210,000
Conseco Fund Group - High Yield
   Fund.......................             --                   --              710,000              710,000
Credit Suisse First Boston LLC             --                   --              375,000              375,000
Daiwa Monthly
   Dividend High Yield Fund...         $3,360,000           $4,460,000            --                   --
DEAM FONDS AWM1 (4B6R)........             --                   --              750,000              750,000
DEAM Fonds PFDB...............             --                   --              125,000              125,000
DEAM FONDS PFDB 2.............             --                   --              125,000              125,000
Ensign Peak Advisors, Inc.....             --                   --               50,000               50,000
SAMCO Capital Markets, a divison
   of Pension Financial
   Services, Inc..............             --                   --              330,000              330,000
Viscount High Yield
   U.S. Bond Portfolio........             45,000               45,000            --                   --
